                                SCHEDULE 14A
                             (RULE 14A-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION

            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

/ / Preliminary proxy statement
/X/ Definitive proxy statement
/ / Definitive additional materials
/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                                ACR GROUP, INC.
- - ------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


                              Anthony R. Maresca
- - ------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

/X/ $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(l), or 14a-(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                                ACR GROUP, INC.


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of shareholders of ACR Group, Inc. will be held at the Westchase Hilton & Towers, 9999 Westheimer, Houston, Texas 77042, on Thursday, July 20, 1995 at 10:00 a.m., Houston time, for the following purposes:

     (1) To elect directors; and

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record as of the close of business on June 20, 1995 are entitled to notice of the meeting and are entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors.


                                       /s/ ANTHONY R. MARESCA
                                       ---------------------------------------
                                       Anthony R. Maresca
                                       Secretary

June 26, 1995













                           YOUR VOTE IS IMPORTANT
                           ----------------------

             PLEASE MARK, DATE AND SIGN YOUR PROXY AND RETURN
                   IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                ACR GROUP, INC.

                        3200 WILCREST DRIVE, SUITE 440
                          HOUSTON, TEXAS 77042-6019



                               PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies for use at the annual meeting of shareholders of ACR Group, Inc. (the "Company") to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders and at any adjournments thereof.

                          SOLICITATION OF PROXIES

     Proxies in the accompanying form are solicited by management at the direction of the Board of Directors. Execution and return of the proxy will not in any way affect a shareholder's right to attend the meeting and to vote in person, and a shareholder giving a proxy has the power to revoke it at any time before it is exercised by giving written notice to the Company at or prior to the meeting. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted as specified. Where no choice is specified, proxies will be voted FOR the election of all directors named below.

     The original solicitation will be conducted by mail. The Company will bear the expense of solicitation of proxies, including the charges and expenses of brokerage firms and others incurred in forwarding solicitation material to beneficial owners of stock. Further solicitation of proxies may be made by telephone or oral communication with shareholders of the Company following the original solicitation. All further solicitation will be by regular employees of the Company who will not be additionally compensated therefor.

                    RECORD DATE - OUTSTANDING SECURITIES

     Only holders of Common Stock of the Company of record at the close of business on June 20, 1995, are entitled to notice of and to vote at the meeting. At that date, there were outstanding 10,246,555 shares of the Company's Common Stock. Each shareholder is entitled to one vote for each share of Common Stock held on all matters coming before the meeting and, except as otherwise provided by applicable law, a favorable vote consists of a simple majority of the votes cast. Shareholders are not entitled to cumulate their votes in the election of directors, which means that the holders of more than half of the shares voting for the election of directors can elect all of the directors if they choose to do so.

                            ELECTION OF DIRECTORS


INFORMATION CONCERNING DIRECTORS

     It is proposed that five directors will be elected at the meeting, each to hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified. The Company has no reason to believe that any nominee will be unavailable at the time of election. All of the nominees, other than Mr. Stansbury, are presently members of the Board of Directors of the Company. There are no family relationships among any of the directors of the Company. The names of the persons nominated by management, together with information as to their principal occupations, age, and experience, are as follows:

     ALEX TREVINO, JR., age 59, has served as a director of the Company since 1982, Chairman of the Board of the Company since 1988 and President and Chief Executive Officer of the Company since July 1990. From February 1990 until his date of employment, he was a consultant to the Company. From September 1987 to February 1990, he served as President of Western Operations of the Refrigeration and Air Conditioning Group of MLX Corporation, which is a distributor of commercial refrigeration, heating and cooling equipment.

     ANTHONY R. MARESCA, age 44, has been employed by the Company since 1985, serving as Controller until November 1985 when he was promoted to Senior Vice President, Chief Financial Officer and Treasurer. Mr. Maresca has been a director of the Company since 1986. Mr. Maresca is a certified public accountant.

     THOMAS W. COURTNEY, age 61, is President of Courtney Associates, Inc., a venture capital firm which he founded in 1982. Mr. Courtney has been a director of the Company since 1988.

     RONALD T. NIXON, age 39, has been a shareholder and officer since 1990 in The Catalyst Group, Inc., a mid-market private investment firm specializing in providing equity and subordinated debt financing. Mr. Nixon has been a director of the Company since December 1992.

     HERBERT E. STANSBURY, age 69, has served as a director of San Francisco Federal Savings since 1973 and was chairman of the board from 1985 to 1994. He is also a director of four Meridian Point Realty trusts listed on the American Stock Exchange. He owns Stansbury & Company, a sales research and marketing consulting firm, and Smart Charts Productions, a company which provides cartoon features for business. The cartoons created by that company were formerly syndicated by THE LOS ANGELES TIMES. Mr. Stansbury has not previously served in any capacity with the Company.

     The Board of Directors of the Company met three times during the fiscal year ended February 28, 1995. The Board has established two standing committees. The Audit Committee, comprised of Messrs. Courtney and Nixon, exercises oversight with respect to the Company's accounting practices and procedures and its relationship with its independent auditors. The Audit Committee met two times during fiscal 1995. The Compensation Committee, comprised of Messrs. Nixon and Courtney, makes recommendations to the Board of Directors regarding the compensation and benefits of officers. There were two Compensation Committee meetings held during fiscal 1995. The Company does not have a nominating committee.

     No director attended less than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the director served.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information concerning beneficial ownership of the Company's Common Stock as of May 15, 1995, by (i) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) the President and Chief Executive Officer, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated. All information with respect to beneficial ownership has been furnished by the shareholders to the Company.

                                              AMOUNT AND NATURE      PERCENT
                                                OF BENEFICIAL          OF
NAME AND ADDRESS OF BENEFICIAL OWNER            OWNERSHIP (1)         CLASS
- - ------------------------------------          -----------------      -------
Alex Trevino, Jr. (2) (3)                         2,181,081            20.5%
ACR Group, Inc.
3200 Wilcrest Drive, Suite 440
Houston, TX 77042

Thomas W. Courtney                                1,309,900            12.8%
P. O. Box 8186
Naples, FL 33941

Ronald T. Nixon (4)                               1,000,000             8.9%
The Catalyst Group
Three Riverway, Suite 770
Houston, TX 77056

Anthony R. Maresca                                  394,650             3.9%
ACR Group, Inc.
3200 Wilcrest Drive, Suite 440
Houston, TX 77042

Herbert E. Stansbury, Jr.                               -0-               -
Stansbury & Company
37 Sharon Avenue
Piedmont, CA 94611

DST Investments                                   1,493,394            14.6%
2 Memorial Point
Houston, TX 77024

The Catalyst Fund, Ltd. (5)                       1,000,000             8.9%
Three Riverway, Suite 770
Houston, TX 77056

David L. Brown                                      697,496             6.8%
Telescan, Inc.
10550 Richmond Avenue, Suite 250
Houston, TX 77042

EOT Investments, Inc.                               746,697             7.3%
5125 Cape Romain
Corpus Christi, TX 78412

Dana L. Fisher                                      736,697             7.2%
ACR Supply, Inc.
P. O. Box 3238
Pasadena, TX 77501

Dr. Veasy C. Buttram, Jr.                           547,050             5.3%
7 Memorial Point
Houston, TX 77024

All Directors and Executive Officers              2,308,237            21.7%
as a group (4 persons) (6) (7)


                                     -4-



- - -----------------------

(1) For each beneficial owner, the number of shares outstanding and their percentage of stock ownership includes the number of common and all common equivalent shares (including options exercisable within 60 days) owned by such individual at May 15, 1995.

(2) Includes 1,493,394 shares owned by DST Investments, a partnership whose partners are Henrietta Trevino, wife of Mr. Trevino, and his two adult children, and 84,000 shares owned by Henrietta Trevino. The beneficial ownership of all of such shares is disclaimed by Mr. Trevino.

(3) Includes 378,687 shares which are subject to options exercisable within 60 days of May 15, 1995.

(4) Includes 1,000,000 shares which are subject to warrants issued to The Catalyst Fund, Ltd., exercisable within 60 days of May 15, 1995, the beneficial ownership of which is disclaimed by Mr. Nixon.

(5) Includes 1,000,000 shares which are subject to warrants exercisable within 60 days of May 15, 1995.

(6) Includes an aggregate of 378,687 shares which are subject to options exercisable by directors and executive officers as a group within 60 days of May 15, 1995.

(7) Excludes all shares as to which directors and executive officers disclaim beneficial ownership.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid by the Company during the fiscal years ended February 28, 1995 and 1994, and the eight month period from July 1, 1992 to February 28, 1993, to the Company's chief executive officer. In December 1992, the Company changed its fiscal year-end from June 30 to the last day of February. No other executive officer of the Company received compensation which exceeded $100,000 during the fiscal year ended February 28, 1995.

                         SUMMARY COMPENSATION TABLE


                       Fiscal                                  Long-Term
Name and Principal     Period      Annual Compensation    Compensation Awards
     Position           Ended             Salary               Options (#)
- - ------------------     -------     --------------------   --------------------

Alex Trevino, Jr.      2/28/95            $125,000                25,000
 President and
 Chief Executive       2/28/94             118,233                    -
 Officer               2/28/93              61,681               325,000



     OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning stock options granted by the Company during the fiscal year ended February 28, 1995 to the Company's chief executive officer. The Company has no plans that provide for the granting of stock appreciation rights and, accordingly, no such rights were granted during the fiscal year ended February 28, 1995.


                                              % of Total
                       No. of Securities     Options Granted     Exercise or                   Grant Date
                       Underlying Options      to Employees      Base Share     Expiration       Present
     Name                 Granted (1)         in Fiscal Year       Price            Date       Value (2)(3)
     -----             ------------------     ---------------    -----------    -----------    ------------
Alex Trevino, Jr.           25,000                 50.0%           $0.76        5/31/99        $10,250

- - -----------------------
(1) These grants were made pursuant to Mr. Trevino's employment agreement with the Company which provides for up to 425,000 options to be issued based upon increases in the Company's cumulative pre-tax earnings per share.

(2) This calculation is based on the Black-Scholes Option Pricing Model adapted for use in valuing stock options. The actual value, if any, an executive officer may realize ultimately depends on the market value of the Common Stock at a future date. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes Model. The estimated values under that model are based on the assumptions described in the footnote below.

(3) The Black-Scholes Option Pricing Model calculates the present value of option grants as measured at the date of each grant. All options were granted at fair market value. The following assumptions were used in valuing the options granted: market value of stock equal to the exercise price; 60 month option term; estimated volatility of 40% risk-free rate of return of 6.53% based upon the yield of Treasury STRIPs of comparable maturity to the option and a dividend yield of 0%.


            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION VALUES


     The following table discloses the value, as of February 28, 1995, of unexercised stock options held by the Company's chief executive officer. Such officer did not exercise any stock options during the fiscal year ended February 28, 1995.


                                                 Number of Unexercised       Value of Unexercised in-
                                                       Options at              the-Money Options at
                      Shares                        February 28, 1995            February 28, 1995
                     Acquired       Value      ---------------------------   --------------------------
     Name          on Exercise     Realized    Exercisable  Unexercisable    Exercisable  Unexercisable
- - ----------------   -----------     ---------   -----------  --------------   -----------  -------------

Alex Trevino, Jr.     -0-             -         378,687          -             $89,773         -


REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors consists of the two directors who are not employed by the Company. There are no committee interlocks or insider participation among the members of the Compensation Committee.

    The goal of the Compensation Committee is to ensure that the Company's compensation policies are suitable to attract and retain highly qualified executive officers and directors. Particular emphasis is placed on creating an appropriate blend of base and incentive compensation. Incentive compensation may also include both cash and equity components to align executives' interests with those of the shareholders.

    The Committee reviews annually the compensation of the Company's executive officers. In evaluating the level of base compensation, the Committee gives particular consideration to the relative compensation of executives in similar positions in publicly traded wholesale distribution companies with comparable sales. From time to time, the Committee may obtain advice from compensation and benefits consultants. The Committee does not anticipate that compensation paid to executive officers will exceed the limits for deductibility established by Section 162(m) of the Internal Revenue Code of 1986, as amended.

    During the fiscal year ended February 28, 1995, the compensation paid to Mr. Alex Trevino, Jr., chief executive officer of the Company, was consistent with the terms of his employment contract that was entered into in 1993. Effective March 1, 1995, the Compensation Committee increased Mr. Trevino's base compensation by 20%, while leaving intact all other elements of his employment contract. The Committee noted that, although the Company's five-year stock performance has underperformed its comparable market indices, the trend for the past three years has been above average. The Committee further observed that, under Mr. Trevino's leadership, the Company has attained a meaningful size within its industry during the past three years. The Committee believes that because of Mr. Trevino's stature and personal contacts within the HVACR industry, the Company is positioned to maintain growth rates in sales and earnings that significantly exceed the industry average.


Ronald T. Nixon                        Thomas W. Courtney
Chairman                               Member

STOCK PERFORMANCE GRAPHS

    The following graphs set forth the cumulative total shareholder return (assuming reinvestment of dividends) to ACR Group, Inc.'s shareholders, as well as the NASDAQ Stock Market Index and the NASDAQ Non-Financial Stocks Index. Two graphs are presented with one comparing stock performance over the five-year period from 1990 to 1995, and the other comparing stock performance over the most recent year ended February 28, 1995. Although the one-year performance graph is not required information, the Company believes that it better reflects the Company's stock performance relative to the other two indices. The Company did not enter the HVACR industry until the middle of 1990, and from 1990 to 1993, gradually developed its businesses in the industry. From February 28, 1993, when the Company acquired ACR Supply, Inc., the Company has been a significant member of the HVACR industry.


                       CUMULATIVE TOTAL RETURN 1990-1995


                                  1990       1991       1992        1993       1994       1995
                                  ----     -------    -------     -------    -------    -------
A) VALUE OF $100 INVESTED
ACR Group, Inc. ...............   $100     $ 40.63    $ 28.13     $100.00    $150.00    $150.00
NASDAQ Stock Market Index .....   $100     $110.15    $157.20     $167.25    $198.00    $200.72
NASDAQ Non-Financial Stocks ...   $100     $114.75    $162.64     $160.56    $194.47    $191.34

                                  1990       1991       1992        1993       1994       1995
                                  ----     -------    -------     -------    -------    -------
B) ANNUAL RETURN
ACR Group, Inc. ...............    NA     -(59.38)%  -(30.77)%    255.56 %    50.00%      0.00 %
NASDAQ Stock Market Index .....    NA       10.15 %    42.71 %      6.39 %    18.39%      1.37 %
NASDAQ Non-Financial Stocks ...    NA       14.75 %    41.74 %    -(1.28)%    21.12%     (1.61)%



                       CUMULATIVE TOTAL RETURN 1994-1995

                                  1994       1995                              1994       1995
                                  ----     -------                             ----     --------
A) VALUE OF $100 INVESTED                              B) ANNUAL RETURN
ACR Group, Inc. ...............   $100     $100.00                              NA        0.00 %
NASDAQ Stock Market Index .....   $100     $101.37                              NA        1.37 %
NASDAQ Non-Financial Stocks ...   $100     $ 98.39                              NA      -(1.61)%


        EMPLOYMENT CONTRACT AND TERMINATION OF EMPLOYMENT ARRANGEMENT

    Mr. Trevino and the Company entered into an employment agreement effective as of May 17, 1993, having a term ending February 28, 1998. Pursuant to the agreement, Mr. Trevino serves as President and Chief Executive Officer of the Company. The agreement may be terminated by the Company for cause, death or disability, or if the Company has a net loss before taxes in any fiscal year. In the event that the agreement is otherwise terminated by the Company, Mr. Trevino is to be paid all compensation and benefits provided under the agreement through the later of February 28, 1998 or one year after termination of his employment.

    Under the agreement, Mr. Trevino's annual salary is $125,000. At such time as the Company's net income before taxes for a full fiscal year exceeds $750,000, his annual salary is to be increased to $150,000 and he shall receive a restricted stock award of 125,000 shares of the Company's Common Stock. Effective as of March 1, 1995, Mr. Trevino's employment agreement was amended to increase his annual salary to $150,000. No other terms of the agreement were modified. The agreement also provides that Mr. Trevino is to receive a cash bonus equal to his annual salary multiplied by the percentage by which the Company's net income before taxes for a fiscal year exceeds the forecast net income before taxes as approved by the Board of Directors. Such bonus may not exceed 75% of Mr. Trevino's base salary. No bonus was earned by Mr. Trevino for the fiscal year ended February 28, 1995.

    Mr. Trevino's employment agreement further provides that the Company will grant Mr. Trevino options to purchase up to a maximum of 425,000 shares of the Company's Common Stock at an exercise price per share equal to the greater of the average of the market price of the Company's Common Stock for the thirty trading days preceding the date of grant or the Company's book value per share. For each full fiscal year during the term of the agreement, Mr. Trevino will be granted 25,000 options for each $.01 per share that the Company's net income before taxes exceeds $.03 per share (less options previously granted under the agreement for prior fiscal years). If Mr. Trevino's employment is terminated by the Company without cause, all stock options not previously granted are to be granted and shall be fully vested. All options granted under the agreement expire on the sooner of five years from the date of grant or ninety days after termination. Pursuant to this agreement, Mr. Trevino has been granted 25,000 options with respect to the Company's net income before taxes for each of the fiscal years ended February 28, 1994 and 1995.

    The agreement also provides that if Mr. Trevino terminates his employment, or if the Company terminates his employment for cause, Mr. Trevino is prohibited from competing with the Company for a period of two years.

    COMPENSATION OF DIRECTORS

    Non-employee directors are paid $3,600 per year, payable quarterly, for service on the Board. In addition, non-employee directors are paid $500 for each meeting of the Board or a committee of the Board attended in person and are reimbursed for actual expenses incurred for attendance at meetings. Directors who are employed by the Company receive no compensation for being a director.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In 1993, the Company obtained a loan from The Catalyst Fund, Ltd. ("Catalyst") for $1.0 million, the proceeds of which were used to pay the cash portion of the purchase price of ACR Supply, Inc. ("ACRS") and for working capital for ACRS. The loan bears interest at 12 1/2% per annum and is secured by the stock and operating assets of the Company's subsidiaries and an assignment of proceeds from a life insurance policy on Mr. Trevino. Catalyst has subordinated its security interests in connection with up to $5.8 million in additional secured borrowings of the Company. In addition, Catalyst received a warrant to purchase one million shares of the Company's Common Stock at a price of $.59 per share, exercisable at any time before May 1999. Mr. Nixon is a shareholder and officer of the general partner of Catalyst.

                  RELATIONSHIP WITH INDEPENDENT AUDITORS

    The independent auditors of the Company are Ernst & Young LLP. The Company has requested that Ernst & Young LLP continue to act as the independent auditors of the Company for fiscal 1996. A representative of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions addressed to him.

                         PROPOSALS OF SHAREHOLDERS

    It is anticipated that the next annual meeting will be held in July 1996 with proxy solicitation commencing in June 1996. Any proposal to be presented at next year's annual meeting of shareholders must be received by the Company at its principal executive offices by February 26, 1996, for inclusion in the Company's proxy materials relating to that meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                                OTHER MATTERS

    Management knows of no matter to be presented for action at the meeting other than those described above. However, if any such other matter should properly come before the meeting, or if any vacancy in the proposed slate of directors should be caused by an unexpected occurrence before the holding of the election, the proxies will vote thereon in accordance with the recommendations of management or for such other nominee as management may select.

    The statements set forth herein as to the present principal occupations of the nominees as directors, the beneficial ownership of securities of the Company, and other matters not of record with the Company, are based upon information furnished to the Company.


                                       By Order of the Board of Directors,

                                             /s/ ANTHONY R. MARESCA
                                       -------------------------------------
                                                 Anthony R. Maresca
                                                     Secretary


June 26, 1995



    THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO ANTHONY R. MARESCA, ACR GROUP, INC., 3200 WILCREST DRIVE, SUITE 440, HOUSTON, TEXAS 77042.

                                ACR GROUP, INC.
               PROXY FOR ANNUAL MEETING TO BE HELD JULY 20, 1995

   The undersigned hereby appoints Alex Trevino, Jr. and Anthony R. Maresca, or either of them, each with power of substitution, the proxies of the undersigned, to vote the stock of the undersigned at the annual meeting of shareholders of ACR Group, Inc., to be held at the Westchase Hilton & Towers, 9999 Westheimer, Houston, Texas 77042, on Thursday, July 20, 1995 at 10:00 a.m., Houston time, or at any adjournments thereof, as indicated on the reverse side hereof.


                         (Continued on reverse side)


_______________________________________________________________________________


   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS and will be voted as indicated by the shareholder. Unless a contrary direction is indicated, the proxies shall vote the shares FOR the election as directors of the Board's nominees, and in accordance with the recommendations of management on any other business coming before the meeting.


Please mark your votes as this /x/.


(1) To elect five directors for a term
    of one year:                          Thomas W. Courtney, Anthony R.
                                          Maresca, Ronald T. Nixon,
                                          Herbert  E. Stansbury, Jr.,
                                          Alex Trevino, Jr.

FOR the nominees    WITHHOLD AUTHORITY    (INSTRUCTION: To withhold
listed at right     to vote for the       authority to vote for any
    / /             nominee(s) listed     individual nominee, write
                    at right              that nominee's name in the
                          / /             space provided below).

                                          ____________________________________

                                          ____________________________________

                                          ____________________________________



                                          PLEASE DO NOT FOLD, BEND OR
                                          MUTILATE THIS CARD.

                                          (Please sign your name here
                                          exactly as it appears hereon.
                                          Joint owners must each sign. When
                                          signing as attorney, executor,
                                          administrator, trustee or
                                          guardian, please give your full
                                          title as it appears hereon).

                                          Dated ________________________, 1995

                                          ____________________________________
                                          Signature

                                          ____________________________________
                                          Signature


                                          Sign, Date and Return the Proxy
                                          Card Promptly Using the Enclosed
                                          Envelope.